Exhibit (d)(i)(k)
AMENDMENT NO. 11
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
 HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.
AMENDMENT NO. 11 (this “Amendment”), dated as of December 5, 2016, to the Investment Advisory Agreement, dated August 31, 2001, as amended (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS, a Delaware statutory trust (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (hereinafter referred to as the “Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.  Capitalized terms used but not defined herein shall have the same meanings given them in the Advisory Agreement.
W I T N E S S E T H:
WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment advice; and
WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to each of Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson Strategic Income Fund and Henderson US Growth Opportunities Fund, each a series of the Trust (each, an “Existing Portfolio” or “Fund” and collectively, the “Existing Portfolios”), pursuant to the Advisory Agreement; and
WHEREAS, the Board of Trustees of the Trust (the “Board”), at a meeting held on June 15, 2016, and called for the purpose of considering the renewal of the Advisory Agreement for an additional one year term, approved the Advisory Agreement and its continuance until August 31, 2017, with respect to each of the Existing Portfolios, in the manner required by the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Board, at a meeting held on December 5, 2016 (the “December 2016 Meeting”), and called for the purpose of considering the approval of the Advisory Agreement with respect to Henderson International Small Cap Fund, a new series of the Trust (the “New Portfolio”), pursuant to this Amendment, approved the Advisory Agreement with respect to the New Portfolio for an initial term of two years, in the manner required by the 1940 Act; and
WHEREAS, the initial shareholder of the New Portfolio has approved the Advisory Agreement with respect to the New Portfolio, and the Adviser is willing to furnish such services upon the terms and conditions set forth in the Advisory Agreement, as amended herein; and

WHEREAS, the parties now wish to amend the Advisory Agreement, which amendment was approved by the Board at the December 2016 Meeting, to add the New Portfolio, as a Portfolio covered by the Agreement pursuant to Paragraph 2 of the Advisory Agreement; and
WHEREAS, the basis for calculating the fee paid to the Adviser with respect to Henderson Strategic Income Fund, an Existing Portfolio (“Strategic Income Fund”), is such Fund’s average managed assets, with “managed assets” defined as the total assets of Strategic Income Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage); and
WHEREAS, the parties also wish to amend the Advisory Agreement to adjust the basis upon which the advisory fee for Strategic Income Fund is calculated so that the fee paid to the Adviser is determined by reference to such Fund’s average daily net assets, consistent with the basis for each of the other Existing Portfolios;
NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:
A. Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:
For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate based on the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson All Asset Fund:
0.40% for all assets

Henderson Dividend & Income Builder Fund:
0.75% for the first $1 billion;
0.65% for the next $1 billion; and
0.55% for the balance thereafter

Henderson Emerging Markets Fund:
1.00% for the first $1 billion;
0.90% for the next $1 billion; and
 0.85% for the balance thereafter

Henderson European Focus Fund:
1.00% for the first $500 million;
0.90% for the next $1 billion;
 0.85% for the next $1 billion; and
0.80% for the balance thereafter

Henderson Global Equity Income Fund:
0.85% for the first $1 billion;
0.65% for the next $1 billion; and
 0.60% for the balance thereafter

Henderson Global Technology Fund:
0.90% for the first $1 billion; and
 0.80% for the balance thereafter

Henderson US Growth Opportunities Fund:
0.75% for the first $1 billion;
0.70% for the next $1 billion; and
0.65% for the balance thereafter

Henderson High Yield Opportunities Fund:
0.50% for all assets

Henderson International Opportunities Fund:
1.00% for the first $2 billion;
0.90% for the next $1 billion;
0.80% for the next $1 billion;
0.70% for the next $1 billion;
0.60% for the next $5 billion; and
0.50% for the balance thereafter.

Henderson International Small Cap Fund:
0.99% for the first $500 million;
0.89% for the next $500 million; and
0.84% for the balance thereafter

Henderson Strategic Income Fund:
0.55% for the first $1 billion;
0.50% for the next $500 million; and
0.45% for the balance thereafter

Henderson Unconstrained Bond Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
 0.50% for the balance thereafter

Henderson International Long/Short Equity Fund:
1.25% for all assets

Henderson International Select Equity Fund:
0.65% for all assets

B. Solely for purposes of this Amendment and with respect to the New Portfolio only, the first sentence of the first paragraph of Paragraph 7 of the Advisory Agreement is amended and restated in its entirety as follows:

7. Term; Termination; Amendment. This Agreement shall remain in full force for an initial term until August 31, 2018, with respect to the Henderson International Small Cap Fund, unless sooner terminated as hereinafter provided.
C. This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.
D. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law, including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.
[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of day and year first above written.
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: /s/ James G. O’Brien Name: James G. O’Brien Title: Managing Director and President
HENDERSON GLOBAL FUNDS By: /s/ Christopher M. Golden Name: Christopher M. Golden Title: Secretary

5